UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 16, 2003

Date of Report (Date of earliest event reported):

Commission File Number: 000-28915

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SONORAN ENERGY, INC.

(Exact name of registrant as specified in its charter)

Washington                                                                                      13-4093341

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

1701 Westwind Drive, Suite 103, Bakersfield, California 93301

(Address of principal executive offices)

(866) 599-7676

(Issuer's telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets.

   On April 16, 2003, Sonoran Energy, Inc. (the "Company") completed its 50% acquisition of the National Development Company - Merzonian Lease with operating partner, Longbow, LLC, acquiring the remaining 50% interest. The acquisition of the lease (Section 22, T22S R27E MDB&M), located in the Deer Creek Oil Field, 42 miles north of Bakersfield, California,  is a straight production acquisition.  The lease consists of six producing wells and one injection well producing approximately 25 barrels of oil per day.  The new lease is an offset property to the 93-acre Deer Creek Field Keystone leases acquired by the Company in December of 2002.

    The Deer Creek Field is located in an area predominately explored and operated by small independent oil and gas companies, and lies in the western dipping homocline along the western flank of the Sierra Nevada.  Production on the Merzonian Lease is long lived and on a relatively flat line curve.

    Crude oil sales from the Merzonian Lease over the past six months have averaged 763 barrels of oil per month, for a daily average of 25.2 barrels of oil per day.  Based on a price of $20 per barrel, the undiscounted Net Present Value of the property is estimated at $613,000. Payout for the acquisition is approxiamtely three years.

    To finance the purchase, the Company secured a $148,334 loan from Ironwood LLC covering all of the costs of acquisition. The loan is for a two-year term and gives the lender the right to convert any outstanding balance after two-years into common stock of the Company at a floor price of 50 cents per share.  The $148,334 loan is secured by a deed of trust on the Properties.

Dated:  April 22, 2003

SONORAN ENERGY, INC.

/s/ John Punzo

     John Punzo,

     President and CEO